UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIPS TECHNOLOGIES, INC.
  (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Item 8.01.	Other Events.

This Current Report on Form 8-K is being filed in connection with an agreement to settle certain  litigation relating to, among other things, (a) the Patent Sale Agreement dated November 5, 2012, by and between MIPS Technologies, Inc., a Delaware corporation (“MIPS” or the “Company”) and Bridge Crossing, LLC, a Delaware limited liability company  (“Bridge Crossing”) and acquisition vehicle of Allied Security Trust I (“AST”) (the “Patent Sale Agreement”),  pursuant to which, among other things, Bridge Crossing will acquire certain patents from the Company (the “Patent Sale”), and  (b) the Agreement and Plan of Merger dated November 5, 2012, by and among  the Company, Imagination Technologies Group plc, a public limited company incorporated under the laws of England and Wales (“Imagination Technologies”), and Imagination Acquisition Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Imagination Technologies (“Merger Sub”), as amended on December 9, 2012 and December 16, 2012 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into MIPS, with MIPS surviving the merger as a subsidiary of Imagination Technologies (the “Merger”).

As previously disclosed in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) by MIPS on January 7, 2013 (the “proxy statement”), on November 29, 2012, an alleged stockholder filed a putative class action entitled Capgrowth Group v. Sandeep S. Vij et al., Case No. 1:12-CV-236874, in the Superior Court of the State of California, Santa Clara County  (the “Capgrowth Action”). The defendants are MIPS  and the members of MIPS' board of directors.  On December 18, 2012, the plaintiff in the Capgrowth Action filed a first amended complaint adding Imagination Technologies, Merger Sub and Bridge Crossing as defendants.  In addition, as previously disclosed in the proxy statement, on  December 12, 2012, an alleged stockholder filed a putative class action entitled Frank Minjarez v. MIPS Technologies, Inc., Case No. 1:12-CV-237719, in the Superior Court of the State of California, Santa Clara County (the “Minjarez Action”). The defendants are MIPS, the members of MIPS' board of directors, Merger Sub, AST and Bridge Crossing.

As previously disclosed in the proxy statement, on December 12, 2012, an alleged stockholder filed a putative class action entitled Ashish Shankar v. Kenneth L. Coleman, Case No. 8103-VCN, in the Court of Chancery of the State of Delaware (the “Shankar Action”). The defendants are MIPS, the members of MIPS' board of directors, Merger Sub, Imagination Technologies, AST, and Bridge Crossing. In addition, as previously disclosed in the proxy statement, on December 19, 2012, an alleged stockholder filed a putative class action entitled John Mahlke v. MIPS Technologies, Inc., Case No. 8127, in the Court of Chancery of the State of Delaware (the “Malke Action”). The defendants are MIPS, the members of MIPS' board of directors, Merger Sub, and Imagination Technologies.

As previously disclosed in the proxy statement, on December 27, 2012, the Court of Chancery of the State of Delaware granted an order consolidating the Shankar Action and the Mahlke Action into one action entitled In re MIPS Technologies, Inc. Stockholder Litigation, Consolidated C.A. No. 8103-VCN (the “Consolidated Action”).

The complaints in the foregoing actions each allege, among other things, that MIPS Technologies and the individual defendants breached their fiduciary duties by omitting material facts from the preliminary proxy materials filed by MIPS Technologies with the Securities and Exchange Commission, in connection with the Patent Sale and the Merger.

As previously disclosed in the proxy statement, on January 3, 2013 MIPS Technologies, the individual defendants, Bridge Crossing, AST, Imagination Technologies and Merger Sub entered into a memorandum of understanding with the plaintiffs in the Consolidated Action providing for the settlement in principle of the claims brought on behalf of the class in the Consolidated Action. Although the parties to the memorandum of understanding had agreed to include unlevered free cash flow projections in the proxy statement as part of the agreement to settle the Consolidated Action, the memorandum of understanding signed by all parties inadvertently omitted the unlevered free cash flow projections disclosure and it was not included in the proxy statement.  These unlevered free cash flow projections are being disclosed herein to correct that oversight.

On January 11, 2013, MIPS entered into a stipulation with the plaintiffs in the Capgrowth Action and Minjarez Action in which the parties agreed that the settlement in the Consolidated Action in Delaware plus certain supplemental disclosures made herein resolve the claims asserted in the Capgrowth Action and the Minjarez Action.

SUPPLEMENT TO PROXY STATEMENT

In connection with the resolution of the lawsuits referenced above, MIPS has agreed to make these supplemental disclosures to the proxy statement. This supplemental information should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent defined terms are used but not defined herein, they have the meanings set forth in the proxy statement.

PROPOSAL NO. 1—THE PATENT SALE

Opinion of Our Financial Advisor on the Patent Sale

The disclosure under the heading “The Patent Sale — Opinion of Our Financial Advisor on the Patent Sale” is hereby amended and supplemented by adding the following  sentence to the end of the first paragraph of  the subsection titled “Discounted Cash Flow Analysis” on page 65 of the proxy statement:

For the purposes of the Ocean Tomo opinion, "free cash flow" was calculated on the portfolio as earnings before interest, depreciation or amortization, but net of taxes.

PROPOSAL NO. 3—THE MERGER

Opinion of Our Financial Advisor on the Merger

The disclosure under the heading “The Merger— Opinion of Our Financial Advisor on the Merger” is hereby amended and supplemented by adding the following  sentence after  the second sentence of the first paragraph of  the subsection titled “Discounted Cash Flow Analysis” on page 96 of the proxy statement:

Stock-based compensation was treated as a cash expense in this analysis.

The disclosure under the heading “The Merger— Opinion of Our Financial Advisor on the Merger” is hereby amended and supplemented by adding the following  sentence after the sixth sentence of the first paragraph of  the subsection titled “Discounted Cash Flow Analysis” on page 96 of the proxy statement:

The range of perpetual growth rates was estimated by J.P. Morgan based on financial projections of the Company and J.P. Morgan’s view of long-term U.S. economic growth.

Certain Unaudited Financial Projections

The disclosure under the heading “The Merger— Certain Unaudited Financial Projections” is hereby amended and supplemented by replacing the penultimate sentence of the last  paragraph on page 97 of the proxy statement with the following:

For Case 1 and Case 2, MIPS Technologies assumed a tax rate of 35%, capital expenditures of approximately $1 million, a depreciation expense of approximately $1 million and no changes in working capital for each projected fiscal year.  MIPS Technologies assumed no change in working capital because the business approximately breaks even on a cash basis and the $1 million of capital expenditures offsets the $1 million depreciation expense.

The disclosure under the heading “The Merger— Certain Unaudited Financial Projections” is hereby amended and supplemented by adding the following  paragraph  and table  after the table labeled "Budget for FY2013" on page 100 of the proxy statement:

In addition, J.P. Morgan calculated the unlevered free cash flows that MIPS Technologies is expected to generate during fiscal years 2013 through 2025 based upon the Case 1 and Case 2 financial projections prepared by the management of MIPS Technologies through the fiscal year ended 2020, and extrapolated by J.P. Morgan after discussion with management through 2025, which management subsequently reviewed and approved for J.P. Morgan’s use. The following table sets forth the unlevered free cash flows used by J.P. Morgan in performing its discounted cash flow analysis:

Free Cash Flow ($ in millions)

	FY2013E	FY2014E	FY2015E	FY2016E	FY2017E	FY2018E	FY2019E	FY2020E
Case 1	($6)	($4)	($2)	($0)	($0)	($2)	$0	$0
Case 2	($14)	$14	$12	$9	$11	$7	$5	$2

	FY2021E	FY2022E	FY2023E	FY2024E	FY2025E	Terminal Period
Case 1	$0	$0	$0	$0	$0	$0
Case 2	$1	$0	$0	($0)	($0)	$0

Litigation Related to the Merger

The disclosure under the heading “The Merger— Litigation Related to the Merger” is hereby amended and supplemented by adding the following paragraph immediately after the penultimate paragraph on page 109 of the proxy statement:

On January 11, 2013, the parties to the Capgrowth Action and the Minjarez Action executed and filed with the California Court a stipulation acknowledging that the settlement in the Consolidated Action in Delaware plus certain additional disclosures made in a Current Report on Form 8-K filed on January 11, 2013 resolve the claims in the Capgrowth Action and the Minjarez Action.

Additional Information and Where You Can Find It

In connection with the proposed transactions, MIPS  has filed with the SEC and mailed to the Company’s stockholders a definitive proxy statement dated January 7, 2013. Stockholders are urged to read the proxy statement because it contains important information about the proposed transactions. Investors and security holders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com.

MIPS and its executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transactions. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the definitive proxy statement. Certain executive officers and directors of MIPS have interests in the Merger that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. A more complete description is available in the proxy statement.

Safe Harbor Statement

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the proposed transactions. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) MIPS may be unable to obtain stockholder approval as required for the transactions; (2) conditions to the closing of the transactions may not be satisfied; (3) the transactions may involve unexpected costs, liabilities or delays; (4) the business of MIPS may suffer as a result of uncertainty surrounding the transactions; (5) the outcome of any legal proceedings that may be instituted against MIPS and others following the announcement of the Patent Sale Agreement or the Merger Agreement; (6) MIPS may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Patent Sale Agreement or the Merger Agreement; (8) the ability to recognize benefits of the Patent Sale or the Merger; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Patent Sale or the Merger; and (10) other risks to consummation of the transactions, including the risk that the transactions will not be consummated within the expected time period or at all. Additional factors that may affect the future results of MIPS are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in MIPS’ Annual Report on Form 10-K for the annual  period ended June 30, 2012 and Amendment No. 1 thereto.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document  may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. MIPS is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this document to reflect circumstances existing after the date of this document or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.